Exhibit 10.17

THE SECURITIES TO BE ISSUED PURSUANT TO THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD UNLESS REGISTERED THEREUNDER OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

SERIES A PREFERRED STOCK SUBSCRIPTION AGREEMENT
(STOCK SUCCESS FEE)

Profusa, Inc.

626 Bancroft Way, Suite A

Berkeley, CA 94710

Ladies and Gentlemen:

Subscription. The undersigned (sometimes referred to herein as the “Subscriber”) hereby subscribes for and agrees to purchase the Securities (as defined below) of Profusa, Inc., a Delaware corporation (the “Company”), in full satisfaction of the Stock Success Fee compensation (the “Stock Success Fee Amount”) owed by the Company to the Subscriber in connection with the Company’s initial public offering (the “IPO”) and the subsequent business combination between the Company (formerly known as NorthView Acquisition Corporation) and Profusa, Inc., a California corporation (the “Business Combination”), as more fully described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 18, 2025 (the “IPO 8-K Filing”). The Securities are being issued on the terms and conditions described in this Series A Preferred Stock Subscription Agreement (this “Agreement”), the Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock filed by the Company with the Secretary of State of the State of Delaware on July 31, 2026 (the “Certificate of Designation”), the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 31, 2026 (the “8-K Filing”), the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “10-K Filing”), and such other public filings as the Company has made with the Securities and Exchange Commission (collectively, the “SEC Filings”). Terms not otherwise defined in this Agreement have the meanings set forth in the Certificate of Designation or the SEC Filings, as applicable.

1.	Description of Securities; Stock Success Fee Compensation Settlement; Risk Factors.

a. Description of Securities. The Company is issuing (the “Issuance”) to certain eligible recipients shares of Series A Non-Voting Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock” or “Securities”). Each share of Series A Preferred Stock is convertible into 1,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), subject to receipt of stockholder approval of the conversion (the “Stockholder Approval”) and subject to the Beneficial Ownership Limitation as set forth in the Certificate of Designation. A summary of the material terms of the Series A Preferred Stock, as set forth in the Certificate of Designation attached as Exhibit 3.1 to the 8-K Filing, is provided in Section 1(c) below. For a complete description of the rights, preferences and privileges of the Series A Preferred Stock, Subscribers should review the Certificate of Designation in its entirety.

b. Stock Success Fee Compensation Settlement. In lieu of receiving cash payment of the Stock Success Fee Amount owed to the Subscriber by the Company in connection with the IPO and Business Combination, the Subscriber elects to accept Series A Preferred Stock as full satisfaction of such Stock Success Fee Amount. The Stock Success Fee Amount owed to the Subscriber is set forth on the signature page hereto. The number of shares of Series A Preferred Stock to be issued to the Subscriber shall be determined by dividing the dollar amount of the Subscriber’s Stock Success Fee Amount by the per-share purchase price set forth on the signature page hereto. Upon issuance of the Securities to the Subscriber pursuant to this Agreement, the Subscriber acknowledges and agrees that (i) the Company’s obligation to pay the Stock Success Fee Amount in cash shall be fully satisfied and discharged, (ii) the Subscriber shall have no further claim against the Company with respect to such Stock Success Fee Amount, and (iii) the Stock Success Fee Amount shall be deemed to have been paid in full through the issuance of the Securities. The Subscriber understands that this deferred-compensation-for-equity exchange is voluntary and that the Subscriber has elected to receive Securities in lieu of cash payment of the Stock Success Fee Amount.

c. Series A Preferred Stock Terms. The following is a summary of the material terms of the Series A Preferred Stock, as set forth in the Certificate of Designation. This summary is qualified in its entirety by reference to the full text of the Certificate of Designation.

i.	Conversion Rights. Each share of Series A Preferred Stock is convertible into 1,000 shares of Common Stock (the “Conversion Ratio”). Effective as of 5:00 p.m. Eastern time on the third Business Day after stockholder approval of the Preferred Stock Conversion Proposal, each share of Series A Preferred Stock then outstanding shall automatically convert into shares of Common Stock at the Conversion Ratio, subject to the Beneficial Ownership Limitation (the “Automatic Conversion”). Following stockholder approval, holders may also elect to convert their shares at any time (an “Optional Conversion”). No conversion may occur prior to stockholder approval.

ii.	Beneficial Ownership Limitation. No conversion shall be effected if, after giving effect to such conversion, the holder, together with its affiliates, would beneficially own in excess of a specified percentage (initially set at 9.9%, unless otherwise designated by the holder between 4.9% and 19.99%) of the total number of shares of Common Stock outstanding immediately after such conversion.

iii.	Liquidation Preference. Upon any liquidation, dissolution or winding-up of the Company, holders of Series A Preferred Stock are entitled to receive, prior and in preference to any distribution to holders of Common Stock, an amount equal to $0.0001 per share (the “Series A Non-Voting Liquidation Amount”), plus any declared but unpaid dividends. After payment of this preference amount, holders participate with Common Stock holders on an as-converted basis in any remaining distributions.

iv.	Voting Rights. Except as otherwise required by the Delaware General Corporation Law or as set forth in the Certificate of Designation, the Series A Preferred Stock has no voting rights. However, the affirmative vote of holders of a majority of the outstanding shares of Series A Preferred Stock is required for certain actions, including: (A) altering the powers, preferences or rights of the Series A Preferred Stock or amending the Certificate of Designation; (B) issuing additional shares of Series A Preferred Stock; (C) prior to the Automatic Conversion, consummating a Fundamental Transaction or certain change of control transactions; and (D) prior to stockholder approval, authorizing any class or series of stock senior to the Series A Preferred Stock.

v.	Dividend Rights. Holders of Series A Preferred Stock are entitled to receive dividends on an as-if-converted-to-Common-Stock basis, equal to and in the same form as dividends (other than dividends payable in the form of Common Stock) actually paid on shares of Common Stock when, as and if such dividends are paid.

vi.	Anti-Dilution Adjustments. The Conversion Ratio is subject to adjustment for stock dividends, stock splits, combinations of shares and similar events affecting the Common Stock.

vii.	Redemption. Shares of Series A Preferred Stock are not redeemable by the Company.

viii.	Transfer. Shares of Series A Preferred Stock may be transferred without the consent of the Company, subject to compliance with applicable securities laws and contractual restrictions.

d. Risk Factors. THE PURCHASE OF SERIES A PREFERRED STOCK IS HIGHLY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. SUBSCRIBERS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS THE RISK FACTORS DISCLOSED IN THE COMPANY’S 10-K FILING AND OTHER SEC FILINGS, BEFORE ELECTING TO EXCHANGE THEIR STOCK SUCCESS FEEAMOUNT FOR SECURITIES. SUBSCRIBERS MAY LOSE ALL OR A SUBSTANTIAL PORTION OF THEIR INVESTMENT.

i.	Going Concern and Liquidity Risk. As disclosed in the Company’s 10-K Filing, there is substantial doubt about the Company’s ability to continue as a going concern. The Company has incurred significant losses since inception, including net losses of $35.8 million and $9.2 million for the fiscal years ended December 31, 2025 and 2024, respectively, and had an accumulated deficit of $160.8 million as of December 31, 2025. The Company expects to continue incurring losses for the foreseeable future and may require additional financing to fund operations. If adequate funds are not available, the Company may need to delay, reduce or eliminate operations, which could materially and adversely affect the value of your investment. The Company’s independent registered public accounting firm included an explanatory paragraph in its report on the Company’s 2025 financial statements regarding this uncertainty.

ii.	Limited Liquidity and No Public Market for Series A Preferred Stock. There is no established public trading market for the Series A Preferred Stock, and one is not expected to develop. The Series A Preferred Stock is not convertible into Common Stock until stockholder approval is obtained, which may not occur. Even if conversion occurs, the Common Stock into which the Series A Preferred Stock converts may have limited liquidity. You may not be able to sell or otherwise dispose of the Securities when desired or at a price reflecting the value of the Securities, and you should be prepared to hold the Securities indefinitely.

iii.	Nasdaq Listing and Stock Price Risk. As disclosed in the 10-K Filing, the Company has received notices from Nasdaq regarding failure to comply with certain continued listing requirements, including minimum bid price and market value requirements. The Company’s securities are subject to potential delisting from the Nasdaq Global Market. If delisted, trading in the Company’s Common Stock would likely be conducted on the over-the-counter market, which could make it more difficult to dispose of shares, obtain accurate price quotations, and raise additional capital. The trading price of the Common Stock has been volatile and may continue to fluctuate significantly.

iv.	Preferred Stock Rights and Subordination Risk. Although the Series A Preferred Stock has certain preferential rights, the liquidation preference is nominal ($0.0001 per share plus unpaid dividends). In a liquidation scenario, after payment of this small preference amount, remaining assets would be distributed among Series A Preferred Stock holders and Common Stock holders on a pari passu basis. The Series A Preferred Stock generally has no voting rights except for certain protective matters. You will have limited ability to influence corporate decisions and will be subject to the decisions of the Company’s board of directors and stockholders.

v.	Conversion Risk. Conversion of Series A Preferred Stock into Common Stock requires stockholder approval, which has not yet been obtained and may never be obtained. If stockholder approval is not obtained within 18 months after the closing date described in the 8-K Filing, the Company may be required to redeem shares of Series A Preferred Stock issued pursuant to the Option Agreement for cash at fair market value, but this redemption right is limited and may not apply to shares issued in this Offering. Until conversion, you will hold a non-voting security with limited rights. There can be no assurance as to when or whether stockholder approval will be obtained.

vi.	Dilution Risk. The Company may issue additional equity securities in the future, which would dilute your ownership percentage. The Company has disclosed that it may need to raise additional capital, and any future issuances of equity securities could substantially dilute your investment. Additionally, the conversion of the Series A Preferred Stock into Common Stock will result in significant dilution to existing Common Stock holders.

vii.	Business Risk. The Company has a limited operating history and has not achieved profitability. The Company’s success depends on its ability to commercialize its products, obtain regulatory approvals, compete effectively, and attract and retain key personnel. There can be no assurance the Company will achieve any of these objectives. The Company’s products require FDA and other regulatory approvals that may not be obtained.

viii.	Forfeiture of Cash Compensation. By electing to receive Securities in lieu of cash payment of the Stock Success Fee Amount, the Subscriber is forfeiting its right to receive the Stock Success Fee Amount in cash. The Securities may decline in value or become worthless, in which case the Subscriber would receive less value than if it had received cash payment of the Stock Success Fee Amount. This investment is only suitable for Subscribers who can afford to lose their entire investment.

ix.	Limited Voting Rights. The Series A Preferred Stock has no voting rights except as otherwise provided in the Certificate of Designation or as required by Delaware law. Holders of Series A Preferred Stock are entitled to vote only on matters that would adversely alter or change the powers, preferences or rights of the Series A Preferred Stock, the issuance of additional shares of Series A Preferred Stock, certain fundamental transactions, and certain other protective matters as set forth in the Certificate of Designation.

x.	Limited Liquidity. The Series A Preferred Stock is not registered under the Securities Act and may not be offered or sold absent registration or an exemption from registration. There is no public market for the Series A Preferred Stock, and the Company has no obligation to list the Series A Preferred Stock on any securities exchange. Upon conversion into Common Stock following Stockholder Approval, the Common Stock will be subject to resale restrictions under applicable securities laws.

e. Summary of Series A Preferred Stock Terms. The following is a summary of the material terms of the Series A Preferred Stock as set forth in the Certificate of Designation. This summary is qualified in its entirety by reference to the Certificate of Designation, which Subscribers should review in its entirety:

i.	Designation and Authorized Shares. The shares shall be designated as “Series A Non-Voting Convertible Preferred Stock” with 130,000 shares authorized, par value $0.0001 per share.

ii.	Dividends. Holders of Series A Preferred Stock are entitled to receive dividends on an as-if-converted-to-Common-Stock basis, equal to and in the same form as dividends actually paid on shares of Common Stock (other than dividends payable in the form of Common Stock). No other dividends shall be paid on shares of Series A Preferred Stock.

iii.	Voting Rights. Except as otherwise provided in the Certificate of Designation or as required by Delaware law, the Series A Preferred Stock shall have no voting rights. However, as long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock: (i) adversely alter or change the powers, preferences or rights of the Series A Preferred Stock; (ii) issue additional shares of Series A Preferred Stock or increase or decrease the number of authorized shares; (iii) prior to Stockholder Approval, consummate certain fundamental transactions or change of control transactions; (iv) prior to Stockholder Approval, authorize or issue any senior securities; (v) amend the Option Agreement in a manner that would delay Stockholder Approval or the Automatic Conversion; or (vi) enter into any agreement with respect to any of the foregoing.

iv.	Liquidation Preference. The Series A Preferred Stock ranks (i) senior to the Common Stock solely to the extent of the Series A Non-Voting Liquidation Amount of $0.0001 per share and (ii) on parity with the Common Stock in all other respects, as to dividends or distributions of assets upon liquidation, dissolution or winding-up of the Company. Upon any liquidation, each holder is entitled to receive the Series A Non-Voting Liquidation Amount plus any declared but unpaid dividends before any distribution to holders of Common Stock. After payment of the Liquidation Amount, remaining assets are distributed among holders of Series A Preferred Stock and Common Stock on an as-converted basis.

v.	Conversion. Each share of Series A Preferred Stock is convertible into 1,000 shares of Common Stock (the “Conversion Ratio”), subject to the following:

1.	Automatic Conversion. Effective as of the third (3rd) Business Day after the later to occur of (x) the third day following the delivery of the Preferred Stock pursuant to this Agreement and (b) the first date that conversion is permitted under the Certificate of Designations, each share of Series A Preferred Stock then outstanding shall automatically convert into 1,000 shares of Common Stock, subject to the Beneficial Ownership Limitation applicable to each holder.

2.	Optional Conversion. Following Stockholder Approval, each share of Series A Preferred Stock shall be convertible at any time at the option of the holder into 1,000 shares of Common Stock, subject to the Beneficial Ownership Limitation.

3.	Beneficial Ownership Limitation. No conversion shall be effected that would result in a holder, together with its affiliates and Attribution Parties, beneficially owning more than the Beneficial Ownership Limitation (initially set by each holder between 4.9% and 19.99%, with a default of 9.9%) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. The Beneficial Ownership Limitation may be increased by the holder upon 61 days’ prior written notice to the Company to a percentage not to exceed 19.99%, or decreased immediately upon written notice.

vi.	Adjustments. The Conversion Ratio is subject to equitable adjustment for stock dividends, stock splits, combinations, reclassifications, and similar events affecting the Common Stock as set forth in Section 7 of the Certificate of Designation.

vii.	Fundamental Transactions. Upon consummation of a Fundamental Transaction (as defined in the Certificate of Designation), holders of Series A Preferred Stock shall have the right to receive, upon conversion, the same kind and amount of securities, cash or property as such holder would have been entitled to receive if such conversion had occurred immediately prior to such Fundamental Transaction (the “Alternate Consideration”).

viii.	No Redemption. The Series A Preferred Stock is not redeemable, except that if after the date that is eighteen (18) months after issuance the Stockholder Approval has not been obtained and the Company is unable or otherwise fails to deliver shares of Common Stock upon conversion, the holder may elect to have the Company redeem its shares of Series A Preferred Stock for cash at a price per share equal to the then-fair market value of the Common Stock issuable upon conversion thereof.

ix.	Transferability. A holder may transfer any shares of Series A Preferred Stock held by such holder without the consent of the Company, provided that such transfer is in compliance with applicable securities laws and the terms of this Agreement. Transferred shares remain subject to the Beneficial Ownership Limitation applicable to the transferor.

2.	Registration Rights. Upon issuance of the Securities pursuant to this Agreement, the Company shall use its reasonable best efforts to file with the Securities and Exchange Commission a Registration Statement on Form S-3 (or, if Form S-3 is not then available to the Company, on such form of registration statement as is then available) to register the resale of (i) the shares of Common Stock issuable upon conversion of the Series A Preferred Stock and (ii) any other shares of Common Stock issued to the Subscriber pursuant to this Agreement. The Company shall use its reasonable best efforts to have the Registration Statement declared effective as promptly as reasonably practicable after it is filed with the SEC.

3.	Representations by the Subscriber. The Subscriber hereby represents and warrants to the Company:

a.	The Subscriber is a duly organized and validly existing entity under the laws of its jurisdiction of organization, with the requisite power and authority to enter into and consummate the transactions contemplated by this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Subscriber.

b.	The Subscriber is receiving the Securities in full satisfaction of the Stock Success Fee Amount owed to the Subscriber by the Company in connection with the IPO and Business Combination, and the issuance of the Securities will constitute full payment and satisfaction of all amounts owed to the Subscriber with respect to the Stock Success Fee Amount. The Subscriber hereby releases and discharges the Company from any and all claims, demands, and causes of action arising from or related to the Stock Success Fee Amount.

c.	The Subscriber is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). The Subscriber is capable of evaluating the merits and risks of its investment in the Securities and has the ability to protect its own interests in this transaction.

d.	The Subscriber is acquiring the Securities for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act. The Subscriber understands that the Securities have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the accuracy of the Subscriber’s representations contained herein.

e.	The Subscriber understands that the Securities have not been registered under the Securities Act or any state securities laws and may not be offered, sold, transferred, assigned or otherwise disposed of except pursuant to (i) an effective registration statement under the Securities Act or (ii) an available exemption from such registration and the delivery to the Company of an opinion of counsel reasonably satisfactory to it that such registration is not required. The Subscriber acknowledges that any certificates or book entry notations evidencing the Securities may bear restrictive legends as set forth in the Certificate of Designation.

f.	The Subscriber has received from the Company all financial and other information that the Subscriber considers necessary or appropriate for deciding whether to elect to receive the Securities in lieu of cash payment of the Stock Success Fee Amount, including the SEC Filings, and has had an opportunity to ask questions and receive answers from the Company regarding the business, properties, prospects and financial condition of the Company. The Subscriber acknowledges that it has carefully considered the risk factors set forth in Section 1(b) hereof and in the Company’s SEC Filings.

g.	The Subscriber is a sophisticated investor experienced with transactions similar to those contemplated by this Agreement. The Subscriber’s decision to receive the Securities in lieu of cash payment of the Stock Success Fee Amount has been made independently and without reliance upon any representation or warranty by the Company other than those expressly made in this Agreement.

h.	The Subscriber acknowledges that it participated in the IPO and/or Business Combination as an underwriter or financial advisor and, as a result of such participation, may have had access to material non-public information regarding the Company. The Subscriber represents that it has disclosed to the Company any material non-public information that the Subscriber believes is material to the Company’s evaluation of this transaction.

i.	The Subscriber was not presented with or solicited by any leaflet, public promotional meeting, circular, newspaper or magazine article, radio or television advertisement, or any other form of general advertising in connection with the offer of the Securities.

j.	No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Subscriber, other than the issuance of the Securities in satisfaction of the Stock Success Fee Amount as contemplated herein.

4.	Representations by the Company. The Company hereby represents and warrants to the Subscriber:

a.	The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to enter into and consummate the transactions contemplated by this Agreement and to carry out its obligations hereunder.

b.	The execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action of the Company’s board of directors or stockholders is required in connection herewith (other than the Stockholder Approval required for conversion of the Series A Preferred Stock into Common Stock).

c.	This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

d.	The Certificate of Designation has been duly filed with the Secretary of State of the State of Delaware and is in full force and effect. The Securities, when issued and delivered pursuant to this Agreement, will be duly and validly authorized, duly and validly issued, fully paid and non-assessable, and will be issued free and clear of any liens or other restrictions (other than restrictions on transfer under applicable securities laws and as set forth in the Certificate of Designation or this Agreement).

e.	The Company acknowledges that the Stock Success Fee Amount set forth on the signature page hereto represents a bona fide debt owed by the Company to the Subscriber in connection with the IPO and Business Combination, and that the issuance of the Securities pursuant to this Agreement constitutes full satisfaction of such debt.

f.	Subject to the terms and conditions of this Agreement, the Company has reserved, out of its authorized and unissued shares of Series A Preferred Stock and Common Stock, the shares of Series A Preferred Stock issuable to the Subscriber hereunder and the shares of Common Stock issuable upon conversion of such Series A Preferred Stock.

g.	The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and such documents, at the time of filing, complied in all material respects with the requirements of such Act and the rules and regulations promulgated thereunder.

5.	Subscription Terms and Conditions.

a.	Subscription. Subject to the terms and conditions of this Agreement, the Subscriber hereby subscribes for and agrees to purchase from the Company, and the Company agrees to issue and sell to the Subscriber, the number of shares of Series A Preferred Stock set forth on the signature page hereto, in full satisfaction of the Stock Success Fee Amount owed by the Company to the Subscriber. The Subscriber acknowledges that no cash payment is required in connection with this subscription, as the consideration for the Securities consists solely of the cancellation and satisfaction of the Stock Success Fee Amount.

b.	Closing. The closing of the issuance of the Securities (the “Closing”) shall occur on such date as the Company and the Subscriber shall mutually agree (the “Closing Date”). At the Closing, the Company shall issue to the Subscriber the Securities in book-entry form or, at the Company’s election, certificates representing the Securities. Upon issuance of the Securities, the Stock Success Fee Amount shall be deemed paid in full and the Subscriber shall have no further claim against the Company with respect thereto.

c.	Conditions to Closing. The obligations of the parties to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver) of the following conditions: (i) the Certificate of Designation shall be in full force and effect; (ii) no suspension or removal from listing of the Common Stock on the Nasdaq Stock Market, LLC, and no initiation or threatening of any proceedings for any of such purposes or delisting, shall have occurred; and (iii) no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated hereby shall have been issued by any court of competent jurisdiction or other governmental authority and remain in effect.

6.	Indemnification. The Subscriber agrees to indemnify, defend and hold harmless the Company, its officers, directors, employees, agents and representatives from and against any and all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and costs of investigation) arising out of or based upon (i) any breach by the Subscriber of any representation, warranty or covenant contained in this Agreement or (ii) any claim that any commission, fee or other compensation is payable in connection with the transactions contemplated hereby as a result of any agreement, arrangement or understanding entered into by or on behalf of the Subscriber (other than the settlement of the Stock Success Fee Amount as contemplated herein).

7.	Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed therein, without giving effect to any conflict of laws rules or principles of any jurisdiction that would result in the application of the laws of any other jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York County, New York for the adjudication of any dispute hereunder.

8.	Entire Agreement. This Agreement, together with the Certificate of Designation and the SEC Filings referenced herein, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and understandings, whether written or oral, relating to such subject matter. This Agreement may not be amended, modified or terminated except by a written instrument executed by each of the parties hereto.

9.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signatures complying with the U.S. federal ESIGN Act of 2000) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.	Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall continue in full force and effect, and the invalid or unenforceable provision shall be deemed amended to the minimum extent necessary to make it valid and enforceable while preserving the parties’ original intent.

11.	Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, representatives, successors and permitted assigns. The Subscriber may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the Company, and any attempted assignment or delegation in violation of the foregoing shall be null and void.

12.	Further Assurances. Each party agrees, from time to time, as and when reasonably requested by the other party, to execute and deliver or cause to be executed and delivered all such documents, instruments and agreements, and to take or cause to be taken such further or other action, as the other party may reasonably deem necessary or desirable to carry out the intent and purposes of this Agreement.

13.	Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received (a) one (1) Business Day after being sent for next Business Day delivery via a reputable overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered if sent by email (with confirmation of delivery), otherwise on the next succeeding Business Day, in each case to the addresses set forth on the signature page hereto or to such other address as a party may designate by written notice.

14.	No Waiver. No waiver by either party of any breach of any provision of this Agreement shall operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of either party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

15.	Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedies at law or in equity.

16.	Survival. All representations and warranties contained herein shall survive the Closing and the issuance of the Securities.

17.	Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

18.	Severability. In the event any parts of this Agreement are found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

19.	Choice of Law and Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware as applied to contracts entered into and to be performed entirely within the State of Delaware. Any action arising out of this Agreement shall be brought exclusively in any state court or the United States District Court located in the State of Delaware, and the parties hereby irrevocably waive any objections they may have to such venue.

20.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

[Remainder of Page Intentionally Blank. Signature Page Follows.]

SUBSCRIBER SIGNATURE PAGE

SUBSCRIBER INFORMATION:

Name of Subscriber:	Romy Seth

Address:	219 Hudson Street, Penthouse B
New York, NY 10013
Email: romy.seth@gmail.com

Stock Success Fee Amount Being Settled: 1,458,641

Number of Shares of Series A Preferred Stock to be Issued: 1,363.215

Number of Shares of Common Stock Issuable Upon Conversion (at 1,000:1 Conversion Ratio): 1,363.215

BENEFICIAL OWNERSHIP LIMITATION ELECTION

The Subscriber elects the following Beneficial Ownership Limitation (select one):

☐    4.9%     ☑  9.9% (default)     ☐ 19.99%

SUBSCRIBER SIGNATURE

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date set forth below.

Date:August 11, 2026

SUBSCRIBER:

Romy Seth
(Print Name of Subscriber)

By:	/s/ Romy Seth
Name:	Romy Seth
Title:	Founder & Managing Director

The foregoing subscription is accepted and the Company hereby agrees to be bound by its terms on 14 day of August, 2026.

Profusa, Inc.

Dated: August 14, 2026	By:	/s/ Fred Knechtel
	Name:	Fred Knechtel
	Its:	Chief Financial Officer